UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): February 22, 2007

                                  KNOBIAS, INC.
             (Exact name of registrant as specified in its charter)



      Delaware                         000-                          13-3968990
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(State or other jurisdiction     (Commission File Number)         (IRS Employer
 of incorporation)                                          Identification No.)


                               875 Northpark Drive
                              Building 2, Suite 500
                               Ridgeland, MS 39157
              (Address of principal executive offices and Zip Code)

        Registrant's telephone number, including area code (601) 978-3399


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))






Item 1.01 Entry into a Material Definitive Agreement.

     On February 22, 2007, Knobias, Inc. (the "Company") entered into a Letter of Intent regarding a proposed restructuring of the debt and equity capitalization of, and the amendment of certain outstanding agreements of the Company.

     Pursuant to the Letter of Intent, the principal terms of the restructuring (the "Restructuring") include the following terms: (i) the conversion of all outstanding indebtedness (except as set forth in (ii) and (vii)below), including accrued interest and penalties, into a newly established Series B convertible preferred stock of the Company (the "Series B Preferred Stock"), (ii) the exchange of certain indebtedness of the Company in the principal amount of approximately $250,000 into a 4 year subordinated loan, (iii) the amendment of the Company's outstanding Series A Convertible Preferred Stock (the "Series A Preferred Stock") to eliminate certain rights, preferences and privileges of the Series A Preferred Stock, (iv) an offer by the Company to the holders of the Series A Preferred Stock to convert such Preferred Stock into common stock of the Company, (v) the agreement by certain officers of the Company to terminate their existing employment agreements and enter into new six-month agreements with the Company, (vi) the agreement by the Company and all holders of existing warrants and options to cancel such outstanding warrants and options, and (vii) retiring of $200,000 in notes form a senior secured lender which will, in consideration thereof, waive interest and penalties.

     Prior to the closing of the New Financing (as hereinafter defined), the holders of the new Series B Preferred Stock will own 75% of the fully-diluted stock of the Company, and assuming the holders of the existing Series A Preferred Stock accept the exchange offer noted above, such holders will own 14% of the fully-diluted stock of the Company.

     In connection with the Restructuring, the Company expects a financing commitment pursuant to which the Company will receive a minimum of $1.5 million of new capital in the form of a senior secured convertible note (the "New Financing"). In advance of the closing of the New Financing, the Company expects ones of its lenders to provide bridge financing to meet certain of the Company's immediate cash needs.

     As part of the Restructuring, the majority holders of the new Series B Preferred Stock will have the right to designate two of the Company's five directors, and the majority in interest of the investors in the New Financing will also have the right to designate two of the Company's five directors. The common equity will elect one director out of the 5.

     The Board of Directors also approved a resolution to effect a 1-for-100 reverse stock split, subject to the receipt of shareholder approval.

     It is anticipated that the Restructuring, except for the 1-for-100 reverse stock split will be completed within the next two weeks.

     In addition, on February 22, 2007, the Board of Directors of the Company approved, and the Company entered into, executive employment agreements with our Chairman, President and CEO, E. Key Ramsey, and with our Vice President and COO, Gregory E. Ballard. These employment agreements terminate and replace the agreements entered into on November 19, 2004.

     The employment agreements, which are effective as of February 22, 2007, provide for a term of employment for a period of six (6) months commencing on the effective date. During the term of employment, both Mr. Ramsey and Mr. Ballard shall report directly to the Board of Directors and provide such services commensurate with his experience and as specifically assigned by the Board of Directors.

     The employment agreements provide for a base salary for each Mr. Ramsey and
M. Ballard of $14,583.33 per month, which shall be paid in accordance with the Company's normal payroll procedures and policies. In addition, the Company shall issue to each Mr. Ramsey and Mr. Ballard, at the expiration of their respective term of employment, a bonus of shares of Series B Senior Convertible Preferred Stock of the Company equal to $80,000.

     The employment agreements prohibit both Mr. Ramsey and Mr. Ballard from competing with the Company, or soliciting customers or employees, in the United States, for a period of six (6) months from the date of termination of employment.

Item 1.02  Termination of a Material Definitive Agreement.

         See Item 1.01 above.

Item 2.01  Completion of Acquisition or Disposition of Assets.

         See Item 1.01 above.

Item 2.03 Creation of a Direct Financial Obligation.

         See Item 1.01 above.

Item 3.02 Unregistered Sales of Equity Securities.

         See Item 1.01 above.

Item 3.03 Material Modification to Rights of Security Holders.

         See Item 1.01 above.

Item 5.01  Changes in Control of Registrant.

         See Item 1.01 above.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

         See Item 1.01 above.

Item 9.01 Financial Statements and Exhibits.

(a)      Financial statements of business acquired.

         Not applicable.

(b)      Pro forma financial information.

         Not applicable.

(c)      Exhibits.

 Exhibit
 Number                        Description
------------ -------------------------------------------------------------------
  10.1       Employment Agreement by and between Knobias, Inc. and E. Key Ramsey
  10.2       Employment Agreement by and between Knobias, Inc. and Greg Ballard
  99.1       Press Release


                                                              SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                              KNOBIAS, INC.


Date: February 28, 2007                     /s/ E. KEY RAMSEY
                                                E. Key Ramsey
                                                President